Exhibit 16.1
[Letterhead of BDO USA, LLP]

February 28, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A to be filed by Vonage Holdings Corp. on February 28, 2017, in relation to our completion on February 28, 2017 of our engagement to audit the Company’s consolidated financial statements. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP